Exhibit 23(a)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-4, No. 33-65337) of EastGroup Properties and related Prospectus of our report dated March 15, 1996, with respect to the consolidated financial statements of LNH REIT, Inc. included in this Current Report on Form 8-K dated May 14, 1996, filed with the Securities and Exchange Commission.


Ernst & Young LLP


Jackson, Mississippi
May 28, 1996